Exhibit 23.1

Raymond Chabot Grant Thornton LLP Suite 2000 National Bank Tower 600 De La Gauchetière Street West Montréal, Quebec H3B 4L8

T 514-878-2691

Consent of Independent Registered
Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form F-3 of Iris Energy Limited of our report dated September 13, 2023, on the consolidated financial statements of Iris Limited Energy which appears in the Annual Report on Form 20-F for the year ended June 30, 2023, of Iris Energy Limited. We also consent to the reference to us under the heading “Experts” in such registration statement and the prospectus and prospectus supplement included in such registration statement.

Yours very truly,

/s/ Raymond Chabot Grant Thornton LLP
Montreal, Quebec, Canada
May 15, 2024

Member of Grant Thornton International Ltd	rcgt.com